Exhibit n.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of TICC Capital Corp. of our report dated March 3, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of TICC Capital Corp., which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated March 3, 2017 relating to the senior securities table. We also consent to the references to us under the headings “Experts” and “Selected Financial and Other Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 14, 2017